UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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AUSTRALIAN FOREST INDUSTRIES
(Name of Registrant as Specified in the Charter)

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INFORMATION STATEMENT

OF

AUSTRALIAN FOREST INDUSTRIES

4/95 Salmon Street, Port Melbourne, Victoria
Australia, 3207

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

This Information Statement is to notify shareholders of our common stock of actions to be taken by the majority shareholders of our common stock in lieu of a special meeting of shareholders. This Information Statement is being mailed on or about December         , 2008 to all of our shareholders of record at the close of business on December 2, 2008 (the "Record Date"). As of the Record Date, there were 257,600,680 shares entitled to vote on the matters set forth herein.

Holders of 238,500,000 of our outstanding common stock have executed a written consent in lieu of Annual Meeting (the "Written Consent"), with an effective date of November 25, 2008 effecting the following actions to take effect approximately 20 days after the mailing of this Information Statement to our shareholders on the Record Date:

●	a reverse stock split whereby every 100 shares of common stock held by a stockholder shall be exchanged for one share of our common stock,

●	an amendment to our articles of incorporation to change our name from “Australian Forest Industries” to “Lone Pine Holdings, Inc.” and

●
an amendment to our articles of incorporation to reduce our authorized share capital from 305 million authorized shares, consisting of 300 million shares of common stock and 5 million shares of preferred stock, to 150 million authorized shares, consisting of 145 million shares of common stock and 5 million shares of preferred stock.

In addition to the above, we are aware of an arrangement by which upon completion of the above actions our current officers and directors will resign and a new director and officer will be appointed. Although not approved in the Written Consent, this will have the effect of an additional corporate action.

Because holders of approximately 238,500,000 of our outstanding voting stock including common stock have executed the Written Consent, no vote or consent of any other shareholder is being, or will be, solicited in connection with the authorization of the matters set forth in the Written Consent. Under Nevada law, the votes represented by the holders signing the Written Consent are sufficient in number to authorize the matters set forth in the Written Consent, without the vote or consent of any of our other shareholders. Nevada statutes provide that any action that is required to be taken, or that may be taken, at any annual or special meeting of shareholders of a Nevada corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

Based on the foregoing, our shareholders acted by Written Consent and no annual meeting of our shareholders will be held in 2008. Along with the shareholders, we believe it would not be in our best interests or those of our shareholders to incur the costs of holding a special meeting or of soliciting proxies or consents from additional shareholders in connection with this action.

This Information Statement is expected to be mailed to shareholders on or about December         , 2008. We will bear all expenses incurred in connection with the distribution of this Information Statement. We will reimburse brokers or other nominees for reasonable expenses they incur in forwarding this material to beneficial owners.  The actions in the Written Consent and the director and officer appointment will take effect on or shortly after [20 days after the mailing of the Definitive Information Statement].

SHAREHOLDERS’ WRITTEN CONSENT
IN LIEU OF SPECIAL MEETING
AUSTRALIAN FOREST INDUSTRIES

INFORMATION ON CONSENTING SHAREHOLDERS

Pursuant to our Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of our outstanding capital stock is required to effect the action described herein.  As of the record date, we had 257,600,680 shares entitled to vote on the matters set forth herein of which 128,800,341 shares are required to pass any shareholder resolutions. The majority shareholders, who consist of eleven of our current shareholders, are collectively the record and beneficial owners of 238,500,000 of our shares of common stock, which represents 91.2% of the issued and outstanding shares of our common stock on a fully diluted basis. Pursuant to 78.320 of the Nevada Revised Statutes, the majority shareholders voted in favor of the action described herein in a Written Consent, dated November 25, 2008 (the “Written Consent”). There are no cumulative voting rights.  No consideration was paid for the consent. The majority shareholders’ names, affiliations with us, and their beneficial holdings are as follows:

Name	Affiliation	Shares Beneficially Held	Percentage
Timbermans Group Pty Ltd. (1)	Majority Shareholder	140,000,000	54.3%
Norman Backman (2)		10,000,000	3.9%
Sherry Backman (2)		10,000,000	3.9%
Colin Baird (3)	Director, CFO	10,000,000	3.9%
Lisa Baird (3)		10,000,000	3.9%
Tony Esplin (4)	Director, VP Marketing	10,000,000	3.9%
Kary Esplin (4)		10,000,000	3.9%
Roger Timms (5)	Director, VP Engineering	10,000,000	3.9%
Darryn Timms (5)		10,000,000	3.9%
Guilia Timms (6)		10,000,000	3.9%
Michael Timms (5) (6)	Director, Chairman, CEO, President	8,500,000	3.3%
Total		238,500,000	91.2%

(1) Timbermans Group Pty. Ltd. is owned by five of our shareholders, Norman Backman, Colin Baird, Tony Esplin, Roger Timms and Michael Timms, four of whom are our directors and officers. In 2007, Timbermans Group was placed into Administration and a Receiver, PricewaterhouseCoopers, exercises the voting power of Timbermans Group.
(2) Norman Backman is married to Sherry Backman.
(3) Colin Baird is married to Lisa Baird
(4) Tony Esplin is married to Kary Esplin.
(5) Roger Timms, Michael Timms and Darryn Timms are siblings.
(6) Michael Timms is married to Guilia Timms.

SUMMARY OF ACTION TAKEN BY WRITTEN CONSENT

The Written Consent authorizes, or has the effect of authorizing, the following corporate actions:

●	a reverse stock split whereby every 100 shares of common stock held by a stockholder shall be exchanged for one share of our common stock,

●	an amendment to our articles of incorporation to change our name from “Australian Forest Industries” to “Lone Pine Holdings, Inc.”,

●
an amendment to our articles of incorporation to reduce our authorized share capital from 305 million authorized shares, consisting of 300 million shares of common stock and 5 million shares of preferred stock, to 150 million authorized shares, consisting of 145 million shares of common stock and 5 million shares of preferred stock, and

●	the resignation of our current directors and officers and the appointment of a new officer and director.

The action listed above will take effect on or shortly after [a date at least 20 days after the mailing of the Definitive Information Statement], 2008.

MANAGEMENT REASONS FOR CORPORATE ACTIONS

Our management has approved the corporate actions described in this Information Statement in an attempt to make us a more attractive merger candidate.  Through a wholly-owned subsidiary, we unsuccessfully operated a saw mill in Australia which cut pine timber into building products.  This subsidiary went into administration, the Australian equivalent of receivership, in 2007, and its receiver settled the business in October 2008.  Following the sale of this subsidiary, we are a “shell” company as defined by Rule 12b-2 of the Exchange Act of 1934 with no operating business and without substantial assets. Our management believes that the best approach to increase value to our shareholders is to merge with a company with an operating business or an advanced business plan.  Our management has yet to identify a merger target.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE ACTED UPON

We are aware of contracts entered into by each of our directors, their affiliates and their immediate family members which would result in the sale of 235,000,000 shares of our common stock, or approximately 91.2% of our outstanding shares of common stock to a third party, Baytree Capital Associates LLC, in exchange for $448,125.  The sale of the shares of common stock pursuant to these contracts is contingent upon the finalization of the reverse stock split described in this Information Statement.

SHAREHOLDERS' WRITTEN CONSENT
IN LIEU OF ANNUAL MEETING
MANAS PETROLEUM CORPORATION

NOTICE TO SHAREHOLDERS OF ACTION APPROVED BY CONSENTING SHAREHOLDERS

The following corporate actions described in this Information Statement:

●	were approved by stockholders voting approximately 91.2% of our outstanding capital stock entitled to vote;

●	will become effective on or shortly after [the twentieth day following the filing of the Definitive Information Statement];

●	will not result in any appraisal or dissenters’ rights; and

●	may be abandoned by our Board of Directors prior to effectiveness without any further vote of our shareholders.

The written consent of the majority shareholders authorizes, or has the effect of authorizing, the following actions:

CORPORATE ACTION ONE
REVERSE STOCK SPLIT

The majority shareholders and the Board of Directors have approved a reverse stock split so that for every one hundred shares of our common stock currently outstanding, our shareholders would receive one share of our common stock (the "Reverse Stock Split"). Any fractional share of our common stock that would exist as a result of the Reverse Stock Split shall be rounded up to a whole share. The Board of Directors has set the close of business on [the twentieth day following the mailing of the Definitive Information Statement] to the shareholders as the date on which the Reverse Stock Split will become effective. Every one hundred shares of common stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one share of common stock.

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. At the time of the approval of the Reverse Stock Split by the shareholders on November 25, 2008, we had 257,600,680 shares outstanding, which number will be reduced to approximately 2,576,068 as a result of the Reverse Stock Split. The respective relative voting rights and other rights that accompany the common stock will not be altered by the Reverse Stock Split, and the common stock will continue to have a par value of $0.001 per share. Although the consummation of the Reverse Stock Split will not alter the number of our authorized shares of common stock, our authorized share capital will be changed by Corporate Action Two described below.

Reasons for the Proposed Reverse Stock Split

Management is undertaking the Reverse Stock Split in an attempt to make us a more attractive merger candidate. Management believes that the current number of shares outstanding is too large in comparison to the number of authorized shares to compensate any one individual or group bringing a new business venture or opportunity to us.

Future Dilution; Anti-Takeover Effects

There may be certain disadvantages suffered by shareholders as a result of the Reverse Stock Split. These disadvantages include an increase in possible dilution to present shareholders' percentage ownership of the common stock because of the additional authorized shares of common stock which would be available for future issuance by us. Current shareholders, in the aggregate, own approximately 85.9% of current authorized and issued shares of common stock under our present capital structure, but would own only 1.8% of the authorized and issued shares of common stock under our capital structure after the Reverse Stock Split, including the change in the amount of authorized capital stock described in Corporate Action Two below. The decision to issue any shares of common stock or preferred stock that could dilute the position of current shareholders can be made by our Board of Directors alone, and no further shareholder vote or consultation would be required for such an issuance.

Management is not recommending the Reverse Stock Split in an attempt to prevent third parties from obtaining control of our company. Management is aware of a proposed sale of a large number of common stock between third parties, including all members of the management.  All parties involved in this proposed sale are aware of the Reverse Stock Split.

The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Reverse Stock Split, any change in our status as a reporting company for federal securities law purposes.

Federal Income Tax Consequences

The Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. As a result of the Reverse Stock Split, the U.S. tax basis of common stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the common stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the common stock received as a result of the Reverse Stock Split.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be. No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of common stock.

CORPORATE ACTION TWO
CHANGE IN AUTHORIZED SHARE CAPITAL

The majority shareholders and the Board of Directors have approved an amendment to our Articles of Incorporation, attached hereto as Appendix A, to decrease the number of authorized shares of capital stock from 305,000,000 to 150,000,000.  Our current Articles of Incorporation authorizes 300,000,000 shares of common stock, and the amendment to our Articles of Incorporation would authorize 145,000,000 shares of common stock. Our current Articles of Incorporation authorizes 5,000,000 shares of preferred stock, and the amendment to our Articles of Incorporation would continue to authorize the same amount of preferred stock.

Reason for the Decrease in Authorized Common Stock

Although this action by itself would reduce the number of authorized and unissued shares of common stock, when coupled with the Reverse Stock Split described above in Corporate Action One, the number of authorized and unissued shares of common stock will increase from 14.1% prior to the amendment to 98.2% after the amendment.  In addition to allowing us to issue shares of capital stock to a potential merger candidate, we believe that the proposed change in the authorized number of shares of our common stock would more accurately represent, and be more in line with, a realistic capital structure for a company of our size.

The relative rights and limitations of the shares of common stock would remain unchanged by the amendment to our Articles of Incorporation.

CORPORATE ACTION THREE
NAME CHANGE

The majority shareholders and the Board of Directors have approved an amendment to our Articles of Incorporation, included hereto as Appendix A, pursuant to which we will change our name to Lone Pine Holdings, Inc.  Our management believes that the change in the name of our business from Australian Forest Industries will disassociate us with our former business of operating a saw mill in Australia which cut pine timber into building products.  As we have yet to identify a merger candidate or a field of business in which we would like such a merger candidate to be involved, our management believes that a non-descript name like Lone Pine Holdings, Inc. is a good choice for our company and makes us a more attractive merger candidate.

CORPORATE ACTION FOUR
RESIGNATION OF DIRECTORS AND OFFICERS AND
APPOINTMENT OF DIRECTOR AND OFFICER

As described below under the heading “Interest of Certain Persons in or in Opposition to Matters to Be Acted Upon”, we are aware of contracts entered into which would result in the sale of 235,000,000 shares of our common stock, or approximately 91.2% of our outstanding shares of common stock to a third party.  One of the covenants of these contracts is that all of our current directors and officers shall resign.  There is an arrangement by which, upon their resignation, William S. Rosenstadt shall be appointed as our sole director and officer.  As we no longer operate our previous business in the field of wood products, our management believes that maintaining a large managing structure composed of directors and officers with experience in the wood-product industry would not continue to be in our best interest.

Directors, Executive Officers and Significant Employees

The following table sets forth information regarding our current and proposed executive officers and directors:

Name                                    Age                       Positions and Offices
-------                                      -----                         ---------------------------------------------------
Michael Timms (1)	58	Chief Executive Officer; President; Chairman of the Board

Colin Baird (1)	50	Chief Financial Officer; Director

Tony Esplin (1)	46	Executive Vice President - Marketing; Director

Roger Timms (1)	52	Executive Vice President - Engineering; Director

William S. Rosenstadt (2)	40	Chief Executive Officer; President; Chairman of the Board

(1)  Mr. Michael Timms, Mr. Colin Baird, Mr. Tony Esplin and Mr. Roger Timms will resign from their positions as directors and executive officers upon the completion of the Reverse Stock Split, the change in authorized share capital and the name change described in Corporate Actions One, Two and Three, which resignations shall take place on or shortly after [the twentieth day following the mailing of the Definitive Information Statement].

(2)
Mr. William S. Rosenstadt will assume the positions set forth across his name upon the resignation of our current officers and directors, which assumption shall take place on or shortly after [the twentieth day following the mailing of the Definitive Information Statement].

We have no significant employees.

Background

The following is a brief summary of the background of each director, director nominee and executive officer of our company:

William Rosenstadt

Mr. William Rosenstadt has been a member of Sanders Ortoli Vaughn-Flam Rosenstadt LLP, our outside special counsel, since June 2007.  Prior thereto, Mr. Rosenstadt was a member of Rubin, Bailin, Ortoli LLP from January 2004 to June 2007 and an associate at Spitzer Feldman, LLP from 2001 through December 2003. Mr. Rosenstadt received his B.A. from Syracuse University in 1990 and a J.D. from the Benjamin N. Cardozo School of Law in 1995.

Michael Timms

Mr. Michael Bruce Timms has spent over thirty years in the sawmilling industry. He has been involved with design and construction of over seven greenfield sawmill facilities and scores of equipment upgrades across Australia and Canada in both the Hardwood and Softwood sectors, through his engineering business, Acora Reneco Group Pty Ltd. Among other responsibilities, he has worked as Chief Executive Officer and President of the Company and been its Chairman of the Board since September 2004, positions that he intends to resign from upon completion of the Reverse Stock Split, the change in authorized share capital and the name change.

Colin Baird

Mr. Colin Baird is a qualified accountant who has operated his own practice, Colib Pty Ltd since 1987. He has been involved in the timber industry through his association with some of his clients since 1983. At present, his practice has in excess of 500 clients. Mr. Baird has been our Director of Finance since September 2004, a position that he intends to resign from upon completion of the Reverse Stock Split, the change in authorized share capital and the name change.

Tony Esplin

Mr. Tony Esplin has had twelve years of experience in the sawmill industry covering fabrication of sawmill equipment, project management of new sawmills through his own business, Acora Reneco Group Pty Ltd. Over the last four years he has been involved in the on site management of Integrated Forest Products, covering all aspects of sawmill administration, including log procurement and product marketing. He has been our Director of Marketing & Log Procurement since September 2004, a position that he intends to resign from upon completion of the Reverse Stock Split, the change in authorized share capital and the name change.

Roger Timms

Mr. Roger Kenneth Timms has spent over twenty-five years in the sawmilling industry. He is currently involved in the design, supply and installation of sawmill equipment in Australia and part owns a company, Acora Reneco Group Pty Ltd, which performs these functions. He has been the Company’s Director of Engineering since September 2004, a position that he intends to resign from upon completion of the Reverse Stock Split, the change in authorized share capital and the name change.

Conflicts of Interest

We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of directors or executive officers.

Board Meetings and Committees

Our Board of Directors has held no formal meetings since January 1, 2007. All proceedings of the Board of Directors have been conducted by the written consent of the directors, which consents have been filed with the minutes of the proceedings of the directors.

We do not have standing audit, nominating or compensation committees, or committees performing similar functions. Our Board of Directors believes that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our Board of Directors, we have no operations and, upon the resignation of our current directors and the appointment of William S. Rosenstadt, we will have just one director. The directors who perform the functions of auditing, nominating and compensation committees in the past were not independent because they were also officers of our company.

Identified herein is the new director appointed to our Board of Directors following the consummation of the Reverse Stock Split, change in authorized share capital and name change.  His appointment is to be effective on or shortly after [the twentieth day following the mailing of the Definitive Information Statement].  Upon assuming his positions, the new director, who will be a sole director, will not be considered an independent director. The National Association of Securities Dealers Automated Quotations defines an independent director as a person other than an officer or employee of the company or its subsidiaries or any other individuals having a relationship that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years;  (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of our Company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our company’s outside auditor.  We are not listed on the NASDAQ.

We currently have no intention to form an audit committee, compensation committee, management committee, nominating committee, although we may seek to form these or such other committees as determined by the Board of Directors to be in our best interest and to be in compliance with all applicable securities and state laws and listing requirements of any applicable exchanges that our securities may become listed on in the future, upon the successful completion of a merger with an operating business. In the event we form an audit committee, we will seek to have a “financial expert” as an independent Board member serving on the Audit Committee.  The term “financial expert” is defined as a person who has the following attributes: an understanding of generally accepted accounting principals and financial statements; has the ability to assess the general application of such principals in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Transactions with Related Persons

Timbermans Group Pty Ltd owns the majority of the shares of common stock of the Company and its shareholders are the same individuals as our officers and directors.  At December 31, 2007 and 2006, Integrated Forest Products, our wholly-owned subsidiary was indebted to the shareholders of Timbermans for $6,405,232.   These loans were non interest bearing, were unsecured and had no specific repayment date.  No principal has been paid on this loan in the period beginning January 1, 2007.

On July 31, 2007, both Timbermans Group and Integrated Forest Products were put into Administration, the Australian equivalent of receivership, and PricewaterhouseCoopers Australia was appointed as each  of their Receiver and Manager.  In connection with the Administration, the Receiver formed a new Australian wholly owned subsidiary, Australian Forest Industries, LTD., and exchanged all of the shares of Integrated Forest Products for Australian Forest Industries, LTD. shares.  On October 15, 2008, the Board of Directors of Australian Forest Industries approved the transfer of all the outstanding shares of Australian Forest Industries, LTD. to the principal shareholders and Directors, who are also the shareholders of Timbermans Group.  As a result, the loan to the Timbermans Group is off of our books and there is currently no principal or interest due from us to Timbermans Group or any other related party.

William Rosenstadt, who will become our sole director and executive officer, is a member of our outside special counsel.  Although our outside general counsel provides us with legal services on a regular basis, since January 1, 2008, the compensation for these or other services has not exceeded $120,000.

We do not have any policies in place for the review, approval or ratification of any transactions with our directors, officers, significant shareholders or other related parties.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent (10%) of a company's Common Stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Commission regulations to furnish that company with copies of all Section 16(a) forms they file.

The information required to be compliant with Section 16(a) is found herein. However, at the present time the required individuals have not filed the appropriate Section 16(a) forms although it has been represented to us that such are being prepared and will be filed shortly.

Executive Compensation

The table below sets forth all annual and long-term compensation paid by us in the past two completed fiscal years to the Chief Executive Officer of the Company and to all executive officers of the Company who received total annual salary and bonus in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 2006 and 2007.

Summary Compensation Table

		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus	Securities Underlying Options (#) /SARS	All Other Compensation
Michael Timms - Chairman of the Board; CEO and President	2007	0	None	None	None
	2006	0	None	None	None

Coin Baird - Chief Financial Officer and Director	2007	0	None	None	None
	2006	0	None	None	None

Tony Esplin – Executive Vice President – Marketing; Director	2007	0	None	None	None
	2006	0	None	None	None

Norman Backman – Chief Operating Officer; Director (resigned)	2007	0	None	None	None
	2006	0	None	None	None

Roger Timms – Executive Vice President – Marketing; Director	2007	0	None	None	None
	2006	0	None	None	None

Directors' Compensation

Other than minimal expenses incurred for traveling to Canberra which were reimbursed by us, during the fiscal year ended December 31, 2007, our Directors did not received a fee for serving in that capacity.  There is no plan to provide William S. Rosenstadt with a fee for serving as a director when he assumes that position.

Employment Contracts

There are no employment agreements with the executive officers at this time, and there is no plan to enter into an employee agreement with William S. Rosenstadt when he assumes his positions as executive officer.

Option/SAR Grants

We have made no grants of stock options or stock appreciation rights to any person who has been an officer or director in our past three fiscal years or in this current fiscal year.  There is no plan to grant William S. Rosenstadt stock options or stock appreciation rights.

Shareholder Communications

We do not have a formal process by which shareholders can provide communications to our Board of Directors, and as a company without an operating business and a soon to have a sole director, we do not intend to develop such a process.  We do intend to continue filing all required reports due under the Exchange Act with the Securities and Exchange Commission. Such reports include annual reports, quarterly reports, Form 8-K and other information we are required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which is http://www.sec.gov.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE ACTED UPON

We are aware of contracts entered into by each of our directors, their affiliate and their immediate family members which would result in the sale of 235,000,000 shares of our common stock, or approximately 91.2% of our outstanding shares of common stock to a third party, Baytree Capital Associates LLC.  The sale of these shares would be in exchange for $448,125 in cash.  We are not aware of Baytree Capital Associates LLC entering into a loan to obtain the funds used in the purchase of the control shares.

One of the parties that has entered into a contract to sell its shares to Baytree Capital Associates LLC is Timbermans Group, which owns approximately 54.3% of our share capital.  Although Timbermans Group is owned by our directors, it has been placed into a form of receivership under Australian law, and the contractual decision to enter into the contract for the sale of shares was made by its Receiver, PricewaterhouseCoopers, rather than its shareholders.

The sale of the shares of common stock pursuant to these contracts is contingent upon the finalization of the Reverse Stock Split described above in Corporate Action One.

Except as disclosed elsewhere in this Information Statement, since January 1, 2007, being the commencement of our last completed financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.           any director or officer of our company;
2.           any proposed nominee for election as a director of our company; and
3.           any associate of affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. No director has advised that he intends to oppose any of the actions set out in this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of November 25, 2008, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) as at December 31, 2007. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock (the only class of shares  previously  issued by the Company) at April 14, 2008 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock,  (ii) each director of the Company,  (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group.  Other than the Timbermans Group Pty Ltd, each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

Title of Class	Name of Beneficial Owner	Shares of Common Stock	Percent of Class

Common	Timbermans Group Pty Ltd(1)	140,000,000	54.47%

Common	Norman Backman(2)	20,000,000	7.78%
Common	Colin Baird(3)	20,000,000	7.78%
Common	Tony Esplin(4)	20,000,000	7.78%
Common	Michael Timms(5)	20,000,000	7.78%
Common	Roger Timms(6)	20,000,000	7.78%
Directors and Officers as a group		240,000,000	93.39%

(1) Timbermans Group Pty Ltd is an Australian corporation with five shareholders who are the same individuals as our officers and directors and Mr. Norman Backman. For the purposes of aggregating the securities ownership of officers and directors, we have included those shares held by Timbermans Group.  In 2007, Timbermans Group was placed into Administration and a Receiver, PricewaterhouseCoopers, exercises the voting power of Timbermans Group.
(2) Mr. Backman maintains his shares in his and his wife’s name
(3) Mr. Baird maintains his shares in his and his wife’s name
(4) Mr. Esplin maintains his shares in his and his wife’s name
(5) Mr. Michael Timms maintains his shares in his and his wife’s name
(6) Mr. Roger Timms maintains his shares in his and his wife’s name

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation: Australian Forest Industries.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I: The name of the corporation is Lone Pine Holdings, Inc.

ARTICLE VI: The  Corporation  shall have  authority to issue three hundred million  shares of  Common  Stock at par value of  $0.001  per  share;  and five million shares of Preferred Stock at a par value of $0.001.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   238,500,000 of 257,600,680 shares outstanding (91.2%).

4. Effective date of filing (optional): --------------------------------------------------------

5. Officer Signature (required): ------------------------------------------------